Exhibit 1
AMENDED JOINT FILING AGREEMENT

This Amended Joint Filing Agreement (“Amended Joint Filing Agreement”) among Synchron, a California corporation (“Synchron”), General Atomic Technologies Corporation, a Wyoming corporation and parent company of Synchron (“GATC”), Tenaya Corporation, a Delaware corporation and parent company of GATC (“Tenaya”) and James N. Blue, an individual residing in California, amends the Joint Filing Agreement between Synchron, GATC and Tenaya, dated as of October 18, 2017.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common shares of Rare Element Resources Ltd., a company incorporated under the laws of the Province of British Columbia, and that this Amended Joint Filing Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: June 14, 2024

SYNCHRON

By:	/s/ Rhys Williams
Name: Rhys Williams
Title: President and Treasurer

GENERAL ATOMIC TECHNOLOGIES CORPORATION

By:	/s/ James N. Blue
Name: James N. Blue
Title: Chairman, President and Chief Executive Officer

TENAYA CORPORATION

By:	/s/ James N. Blue
Name: James N. Blue
Title: Chairman and President

JAMES N. BLUE

By:	/s/ James N. Blue
Name: James N. Blue